Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS FOURTH QUARTER AND
YEAR-END 2007 FINANCIAL RESULTS
Cambridge, MA – March 6, 2008 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the fourth quarter and year ended December 31, 2007. At December 31, 2007, Idenix’s cash, cash equivalents and marketable securities totaled $112.0 million.
Significant company events for 2007 included:
•	The approval and launch of Sebivo® in major markets on a worldwide basis, including China and the European Union. By year-end 2007, Tyzeka®/Sebivo® (telbivudine) was approved in more than 50 countries.

•	The discontinuation of development of valopicitabine, or NM283, which had been Idenix’s lead drug candidate for the treatment of hepatitis C.

•	A strategic restructuring whereby Novartis Pharma AG assumed full responsibility for the development, manufacturing and commercialization activities relating to Tyzeka/Sebivo effective October 1, 2007 in exchange for a royalty on worldwide product sales. As a result of these changes, Idenix reduced its workforce by approximately 100 positions, the majority of which supported the development and commercialization of Tyzeka/Sebivo in the United States and Europe.

•	The expansion of Idenix’s pipeline to include a novel non-nucleoside reverse transcriptase inhibitor for the treatment of HIV-1 that is currently in clinical development, and several novel direct-acting HCV product candidates, including next-generation nucleoside/nucleotide polymerase inhibitors and protease inhibitors that are in late-stage preclinical testing.
“In 2007, Idenix experienced a great deal of change, which enabled us to reassess the strategic direction of our company and reevaluate our focus,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “I am very pleased to report that the company continues to be grounded by a strong scientific foundation that enables us to rapidly discover novel antiviral drug candidates. As we begin 2008, we are a stronger, leaner organization that will devote all of our resources to the discovery and continued development of antiviral drugs for the treatment of HCV and HIV.”
Financial Results
For the fourth quarter ended December 31, 2007, Idenix reported total revenues of $12.6 million, compared with total revenues of $15.3 million in the fourth quarter of 2006. Total revenues for the fourth quarter of 2007 consisted primarily of reimbursement by Novartis of expenses incurred by Idenix in connection with the development of Tyzeka®/Sebivo®, the amortization of up front fees associated with development programs licensed by Novartis, and royalties associated with worldwide sales of

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Tyzeka/Sebivo. The $2.7 million reduction in total revenues for the fourth quarter of 2007 as compared to the fourth quarter of 2006 is due primarily to lower development expenses associated with licensed programs and subsequent reimbursement of such expenses by Novartis.
Idenix reported a net loss of $17.5 million, or a loss of $0.31 per basic and diluted share for the fourth quarter ended December 31, 2007, compared to a net loss of $23.6 million, or a loss of $0.42 per basic and diluted share for the fourth quarter ended December 31, 2006. The $6.1 million reduction in net loss for the fourth quarter of 2007 as compared to the fourth quarter of 2006 is due primarily to lower selling, general and administrative expenses incurred as a result of a restructuring that the company began implementing at the end of the third quarter of 2007. The net loss for the fourth quarter of 2007 included $2.3 million in restructuring charges primarily related to severance costs, $1.5 million associated with the amortization of a portion of a proposed non-binding settlement with the University of Alabama Birmingham Research Foundation and related entities regarding the ongoing telbivudine-related contractual dispute and litigation, and $1.8 million of expenses associated with an uncertain international tax position. If either the proposed settlement is not completed on terms favorable to Idenix and/or the view on the company’s international tax position changes, such accruals may be adjusted in future periods.
For the year ended December 31, 2007, Idenix reported total revenues of $68.0 million, compared with total revenues of $67.4 million for the year ended December 31, 2006. The company reported a net loss of $82.5 million, or a loss of $1.47 per basic and diluted share for the year ended December 31, 2007, compared with $75.1 million, or a loss of $1.34 per basic and diluted share for the year ended December 31, 2006. The net loss reported for the year ended December 31, 2007 included $8.7 million in restructuring charges, which includes the impairment of certain assets equal to approximately $2.1 million.
2008 Financial Guidance
Idenix estimates that the restructuring implemented in the fourth quarter of 2007 will result in annual savings of $40 million to $45 million, including associated third party and marketing costs. Idenix anticipates ending 2008 with approximately $50 million of cash, cash equivalents and marketable securities, assuming no milestone payments, license fees, reimbursement for development programs, and no financing activities during 2008.
Conference Call and Webcast Information
Idenix will hold a conference call today at 4:30 p.m. ET. To access the call please dial 800-471-3635 U.S./Canada or 706-758-9475 International and enter passcode 33321401. To listen to a live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. A replay of the conference call and webcast will be available until March 20, 2008. To access the replay, please dial 800-642-1687 U.S./Canada or 706-645-9291 International and enter the passcode 33321401.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis C virus and HIV. For further information about Idenix, please refer to www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “expect,” “may,” “plans,” “anticipates,” “preliminary,” “will,” or similar

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expressions, or by express or implied statements with respect to the company’s clinical development programs or commercialization activities in HIV or hepatitis C, or any potential pipeline candidates and expectations with respect to additional milestone payments, potential payments related to a settlement proposal, assessment of uncertain tax positions and cash balances at the end of 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that historical sales of Tyzeka/Sebivo will in any way suggest future royalty payments or royalty rates owed to the company, or that the company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization. In particular, management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; changes in the company’s business plan or objectives; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, each as filed with the Securities and Exchange Commission (SEC) and other filings that the company makes with the SEC.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Collaboration revenue – related party	$12,573	$14,826	$64,751	$66,724
Product sales	—	424	3,187	424
Government research grants	29	58	90	229

Total revenues	12,602	15,308	68,028	67,377
Operating expenses (1):
Cost of sales	1,487	62	2,001	62
Research and development	20,294	23,067	85,839	96,080
Selling, general and administrative	9,278	18,227	63,348	56,954
Restructuring and impairment charges	2,305	—	8,744	—

Total operating expenses	33,364	41,356	159,932	153,096

Loss from operations	(20,762)	(26,048)	(91,904)	(85,719)
Investment and other income, net	4,389	2,270	9,887	9,487

Loss before income taxes	(16,373)	(23,778)	(82,017)	(76,232)
Income tax benefit (expense)	(1,122)	197	(498)	1,145

Net loss	$(17,495)	$(23,581)	$(82,515)	$(75,087)

Basic and diluted net loss per share:	($0.31)	($0.42)	($1.47)	($1.34)

Shares used in calculation of basic and diluted net loss per share:	56,189	56,078	56,169	56,005

(1)	Stock-based compensation expenses included in operating expenses amounted to approximately:

Research and development	$560	$646	$3,005	$2,892
Selling, general and administrative	899	1,218	4,758	5,745
Restructuring and impairment charges	—	—	968	—

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$48,260	$55,892
Marketable securities	39,862	71,251
Receivables from related party	11,196	12,035
Other current assets	4,401	8,427

Total current assets	103,719	147,605
Intangible assets, net	13,548	—
Property and equipment, net	15,461	17,448
Marketable securities, non-current	23,882	59,208
Other assets	3,930	4,204

Total assets	$160,540	$228,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$21,809	$23,429
Deferred revenue, related party	8,372	13,490
Other current liabilities	553	527

Total current liabilities	30,734	37,446
Long-term obligations	19,107	8,523
Deferred revenue, related party, net of current portion	41,861	40,471

Total liabilities	91,702	86,440
Stockholders’ equity	68,838	142,025

Total liabilities and stockholders’ equity	$160,540	$228,465

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